Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Hai V. Tran	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES NET INCOME OF $4.9 MILLION, OR

$0.17 PER DILUTED SHARE, AND 3.2% REVENUE GROWTH,

FOR THE QUARTER ENDED DECEMBER 31, 2006

        BETHESDA, MARYLAND, February 13, 2007 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announces revenue of $153.9 million, a 3.2% increase from $149.2 million in the prior year’s comparable quarter, and net income of $4.9 million, or $0.17 per diluted share, for the quarter ended December 31, 2006. In 2006, revenue grew by 3.6% to $598.8 million compared to $578.2 million in the prior year. Pro-forma net income was $14.5 million, or $0.49 per diluted share, for the year ended December 31, 2006, adjusted for the effects of its refinancing, compared to $8.1 million of net income applicable to common stock in the prior year, or $0.37 per diluted share, excluding the impact of $3.7 million in net operating loss carry-forwards in various states, net of certain discrete tax items. In May 2006, Hanger refinanced all of its outstanding bank and bond indebtedness and convertible preferred stock utilizing the proceeds from a $50 million private placement of 3.33% convertible perpetual preferred stock, a new $230 million senior secured term loan and a private offering of $175 million of senior unsecured notes. In connection with the transaction, the Company also established a $75 million revolving credit facility at the close of the transaction that remains fully available. The pro-forma results for the year ended December 31, 2006, exclude the $17.0 million cost of extinguishment of debt incurred in connection with the refinancing and assumes that the new capital structure was in place on January 1, 2006.

        Net sales for the quarter ended December 31, 2006 increased by $4.7 million, or 3.2%, to $153.9 million from $149.2 million in the prior year’s comparable quarter. The sales growth was principally the result of a $3.9 million, or 2.9%, increase in same-center sales in our patient care business. Cost of goods sold for the fourth quarter of 2006 increased by $8.5 million to $78.3 million, or 50.9% of net sales, compared to $69.8 million, or 46.8% of net sales, in the fourth quarter of the prior year. The increase was principally due to an increase in material costs, due to the sales increases in both the patient care and distribution segments, and adjustments related to our annual physical inventory.

        Income from operations of $18.4 million in the fourth quarter of 2006 was $1.0 million higher than that of the same period in the prior year principally due to a reduction in selling, general and administrative expenses. Selling, general and administrative expenses decreased by $4.8 million due primarily to a $3.8 million decrease in labor costs, primarily from decreases in variable compensation accruals, and a $0.8 million decrease in bad debts, offset by a $0.9 million increase in the investments in our growth initiatives.

        Net income applicable to common stock for the fourth quarter of 2006 was $4.5 million, or $0.17 per diluted share, compared to the prior year’s net income applicable to common stock of $3.0 million, or $0.14 per diluted share, excluding the impact of $3.7 million in net operating loss carry-forwards in various states, net of certain discrete tax items.

        Net sales for the year ended December 31, 2006 increased by $20.6 million, or 3.6%, to $598.8 million from $578.2 million in the prior year. The sales growth was principally the result of an $11.8 million, or 2.2%, increase in same-center sales in our patient care business, and a $10.0 million, or 22.0%, increase in sales of the Company’s distribution segment. The sales increases were offset by a $1.4 million decrease as a result of closed patient care centers primarily due to the effects of the hurricanes in 2005. Cost of goods sold for the year increased by $16.5 million to $300.1 million, or 50.1% of net sales, compared to $283.6 million, or 49.0% of net sales, in the prior year principally due to the sales increases, inflationary factors and a slight change in sales mix at our patient care centers.

        Income from operations increased by $1.1 million for the year ended December 31, 2006, to $62.4 million from $61.3 million in the same period of the prior year due principally to the sales increase, offset by an increase in selling, general and administrative expenses. Selling, general and administrative expenses increased by $2.1 million due primarily to a $2.7 million increase in labor costs from merit increases and increased health insurance costs, and a $3.6 million increase in the investments in our growth initiatives, offset by a $3.7 million decrease in bad debts.

        Net income, on a pro-forma basis, for the year ended December 31, 2006, was $14.5 million, or $0.49 per diluted share, compared to the prior year’s net income applicable to common stock of $8.1 million, or $0.37 per diluted share, excluding the impact of $3.7 million in net operating loss carry-forwards in various states, net of certain discrete tax items. Including the costs of the refinancing, the net loss applicable to common stock was $4.1 million, or $0.18 per diluted share, for the year ended December 31, 2006, compared to a net income applicable to common stock of $8.1 million, or $0.37 per diluted share, in the prior year, excluding the impact of $3.7 million in net operating loss carry-forwards in various states, net of certain discrete tax items.

        In the fourth quarter of 2006, cash flow from operations was $15.9 million, compared to the prior year’s $12.3 million. Cash flow from operations for the year ended December 31, 2006, excluding the impact of the refinancing, was $29.3 million compared to the prior year’s actual of $25.7 million. Including the effect of the refinancing, cash flow from operations for the year ended December 31, 2006, was $24.0 million compared to the prior year’s $25.7 million.

        “We are pleased with the continued improved performance of our businesses in 2006,” commented Ivan R. Sabel, Chairman and Chief Executive Officer of Hanger Orthopedic Group. Mr. Sabel added, “Our patient care centers were able to increase same center sales growth by over 2% in a challenging reimbursement environment and our distribution business was able to generate over 22% sales growth for the year. In addition, our growth initiatives reached important milestones with Linkia rolling out its full network management service solution for two significant national insurance providers, and with Innovative Neurotronics successfully launching the FDA approved WalkAide product. Combined, these efforts resulted in annual earnings per share growth of 32%, pro-forma for the refinancing and excluding the 2005 impact of $3.7 million in net operating loss carry-forwards in various states, net of certain discrete tax items. Finally, we enter 2007 with a solid foundation for growth, having completed a successful refinancing and having been granted our first Medicare price increase in three years.”

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 618 patient care centers in 46 states including the District of Columbia, with 3,471 employees including 1,034 practitioners (as of 12/31/06). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and leading provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

_________________

This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

_________________

-tables to follow-

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

Income Statement:	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net sales	$153,918	$149,193	$598,766	$578,241
Cost of goods sold (exclusive of depreciation and amortization)	78,275	69,777	300,065	283,591
Selling, general and administrative	53,646	58,413	221,592	219,454
Depreciation and amortization	3,593	3,564	14,670	13,920

Income from operations	18,404	17,439	62,439	61,276
Interest expense, net	9,377	9,492	38,643	37,141
Extinguishment of debt	--	--	16,953	--

Income before taxes	9,027	7,947	6,843	24,135
Provision (benefit) for income taxes	4,156	(332)	3,409	6,382

Net income	4,871	8,279	3,434	17,753
Less preferred stock dividends declared and accretion-7% Redeemable Preferred Stock	--	1,528	2,751	5,892
Less preferred stock dividends declared and accretion-Series A 3.33% Convertible Preferred Stock	416	--	999	--
Less beneficial conversion feature accretion-Series A Convertible Preferred Stock	--	--	3,768	--

Net income (loss) applicable to common stock	$4,455	$6,751	$(4,084)	$11,861

Basic Per Share Data:
Net income (loss)	$0.20	$0.31	$(0.19)	$0.55

Shares used to compute basic per common share amounts	22,110,509	21,788,516	21,981,026	21,694,807

Diluted Per Share Data:
Net income (loss)	$0.17	$0.30	$(0.18)	$0.53

Shares used to compute diluted per common share amounts	29,385,044	22,312,799	22,676,968	22,232,453

Cash Flow Data:
Cash flow from operations	$15,928	$12,274	$24,037	$25,741
Capital expenditures	4,916	2,277	12,827	8,759
Increase (decrease) in cash	9,205	(243)	15,218	(430)

Balance Sheet Data:	December 31, 2006	December 31, 2005
Cash balance	$23,139	$7,921
DSO’s	61	64
Working Capital	$157,231	$135,551
Total Debt	$410,624	$378,431
Shareholders’ Equity	$167,700	$165,242

Income Statement as a % of Net Sales:	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation and amortization)	50.9%	46.8%	50.1%	49.0%
Selling, general and administrative	34.9%	39.1%	37.0%	38.0%
Depreciation and amortization	2.3%	2.4%	2.5%	2.4%

Income from operations	12.0%	11.7%	10.4%	10.6%
Interest expense, net	6.1%	6.4%	6.5%	6.4%
Extinguishment of debt	--	--	2.8%	--

Income before taxes	5.9%	5.3%	1.1%	4.2%
Provision (benefit) for income taxes	2.7%	-0.2%	0.6%	1.1%

Net income	3.2%	5.5%	0.6%	3.1%

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

Set forth below is a reconciliation of the non-GAAP pro-forma results of operations and the historical GAAP results of operations as well as the non-GAAP pro-forma cash flow from operations and the historical GAAP cash flow from operations. The Company believes the presentation of the pro-forma results, adjusted for the effects of the recent refinancing, is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s on-going performance.

	Three Months Ended December 31, 2005	Year Ended December 31, 2005
Income from operations, GAAP basis	$17,439	$61,276
Interest expense, net	9,492	37,141

Income before taxes	7,947	24,135
Provision for income taxes, pro-forma (1)	3,407	10,121

Net income, pro-forma	4,540	14,014
Less preferred stock dividends	1,528	5,892

Net income, pro-forma, applicable to common stock	$3,012	$8,122

Earnings per share, pro-forma	$0.14	$0.37

Shares used to compute diluted per common share amounts, for GAAP basis	22,312,799	22,232,453

(1) Excluding the impact of $3.7 million in net operating loss carry-forwards in various states, net of certain discrete tax items

Year Ended December 31, 2006
Income from operations, GAAP basis	$62,439
Interest expense, net (2)	38,040

Income before taxes, pro-forma	24,399
Provision for income taxes, pro-forma	9,901

Net income, pro-forma	14,498

Earnings per share, pro-forma	$0.49

Shares used to compute diluted per common share amounts, for GAAP basis	21,981,026
Effects of dilutive options and restricted stock	695,942
Effects of conversion of Redeemable preferred	6,613,757

Shares used to compute diluted per common share amounts	29,290,725

Year Ended December 31, 2006
Cash flow from operations, GAAP basis	$24,037
Premium paid on extinguishment of debt (2)	11,866
Tax benefit (cost) of debt extinguishment	(6,558)

Cash flow from operations, pro-forma	$29,345

(2) Assumes debt refinancing occurred effective January 1, 2006.

Hanger Orthopedic Group, Inc.

Statistical Data:	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Patient-care centers	618	624	618	624
Number of Practitioners	1,034	1,021	1,034	1,021
Number of states (including D.C.)	46	46	46	46
Payor mix:
Private pay and other	59.7%	59.2%	58.9%	58.8%
Medicare	29.8%	30.4%	30.5%	30.8%
Medicaid	5.8%	6.1%	6.2%	6.1%
VA	4.6%	4.3%	4.4%	4.3%
Percentage of net sales from:
Patient-care services	91.4%	91.8%	90.7%	92.1%
Distribution	8.6%	8.2%	9.3%	7.9%